This document is subject to completion and amendment.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or foreign jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(h)(ii)
Registration Statement Nos. 333-227645 and 333-227645-03

SUPPLEMENT DATED FEBRUARY 25, 2021,
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 24, 2021
(SUBJECT TO COMPLETION AND AMENDMENT)

BMW Vehicle Lease Trust 2021-1
Issuing Entity
(CIK Number: 0001845317)

BMW Auto Leasing LLC Depositor (CIK Number: 0001126530)	BMW Financial Services NA, LLC Sponsor, Servicer and Administrator (CIK Number: 0001541188)

$1,250,000,000 ASSET-BACKED NOTES

This supplement, dated February 25, 2021 (this “supplement”), to the preliminary prospectus, dated February 24, 2021 (the “preliminary prospectus”), is being filed for the purpose of making certain amendments to Appendix A to the preliminary prospectus.  Capitalized terms used and not defined in this supplement have the meanings assigned to them in the preliminary prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

Joint Bookrunners

Mizuho Securities	BofA Securities	SOCIETE GENERALE

Co-Managers

Credit Agricole Securities	TD Securities

Appendix A to the preliminary prospectus is hereby amended as follows:

•	The table appearing on page Ap-A-15, with respect to BMW Vehicle Lease Trust 2018-1, is hereby amended to add data for Month 25 to such table, as follows:

Month	Date	31-60 Days Delinquent ($)	Number of Leases 31-60 Days Delinquent	% by $ of Ending Aggregate Securitization Value	61-90 Days Delinquent ($)	Number of Leases 61-90 Days Delinquent	% by $ of Ending Aggregate Securitization Value	91-120 Days Delinquent ($)	Number of Leases 91-120 Days Delinquent	% by $ of Ending Aggregate Securitization Value
25	10/31/2020	$1,746,992	66	0.47%	$935,950	31	0.25%	$397,622	14	0.11%

Month	Date	121-150 Days Delinquent ($)	Number of Leases 121-150 Days Delinquent	% by $ of Ending Aggregate Securitization Value	151+ Days Delinquent ($)	Number of Leases 151+ Days Delinquent	% by $ of Ending Aggregate Securitization Value	60+ Days Delinquent ($)	% by $ of Ending Aggregate Securitization Value
25	10/31/2020	$287,533	11	0.08%	$0	0	0.00%	$1,621,105	0.44%

•	The table appearing on page Ap-A-16, with respect to BMW Vehicle Lease Trust 2018-1, is hereby amended to add data for Month 25 to such table, as follows:

Month	Date	End of Period Aggregate Securitization Value ($)	Cumulative Net Credit Gain/(Loss) ($)	% by $ of Original Aggregate Securitization Value	Cumulative Net Residual Gain/(Loss) ($)	% by $ of Original Aggregate Securitization Value	Prepayments ($)
25	10/31/2020	$372,592,266	$(289,804)	-0.02%	$57,889,617	4.97%	$2,374,985

•	The table appearing on page Ap-A-18, with respect to BMW Vehicle Lease Trust 2019-1, is hereby amended to add data for Month 20 to such table, as follows:

Month	Date	31-60 Days Delinquent ($)	Number of Leases 31-60 Days Delinquent	% by $ of Ending Aggregate Securitization Value	61-90 Days Delinquent ($)	Number of Leases 61-90 Days Delinquent	% by $ of Ending Aggregate Securitization Value	91-120 Days Delinquent ($)	Number of Leases 91-120 Days Delinquent	% by $ of Ending Aggregate Securitization Value
20	10/31/2020	$2,363,248	90	0.46%	$937,974	33	0.18%	$516,429	17	0.10%

Month	Date	121-150 Days Delinquent ($)	Number of Leases 121-150 Days Delinquent	% by $ of Ending Aggregate Securitization Value	151+ Days Delinquent ($)	Number of Leases 151+ Days Delinquent	% by $ of Ending Aggregate Securitization Value	60+ Days Delinquent ($)	% by $ of Ending Aggregate Securitization Value
20	10/31/2020	$498,816	19	0.10%	$0	0	0.00%	$1,953,219	0.38%

•	The table appearing on page Ap-A-19, with respect to BMW Vehicle Lease Trust 2019-1, is hereby amended to add data for Month 20 to such table, as follows:

Month	Date	End of Period Aggregate Securitization Value ($)	Cumulative Net Credit Gain/(Loss) ($)	% by $ of Original Aggregate Securitization Value	Cumulative Net Residual Gain/(Loss) ($)	% by $ of Original Aggregate Securitization Value	Prepayments ($)
20	10/31/2020	$512,139,237	$(202,501)	-0.02%	$51,350,742	4.41%	$2,513,768

•
The graph appearing on page Ap-A-20, with respect to cumulative net loss information, is hereby replaced in its entirety with the following graph, for the purpose of adding data points for (i) Month 25, in the case of BMW Vehicle Lease Trust 2018-1, and (ii) Month 20, in the case of BMW Vehicle Lease Trust 2019-1:

•
The graph appearing on page Ap-A-21, with respect to delinquency information, is hereby replaced in its entirety with the following graph, for the purpose of adding data points for (i) Month 25, in the case of BMW Vehicle Lease Trust 2018-1, and (ii) Month 20, in the case of BMW Vehicle Lease Trust 2019-1:

•
The graph appearing on page Ap-A-22, with respect to monthly prepayment information, is hereby replaced in its entirety with the following graph, for the purpose of adding data points for (i) Month 25, in the case of BMW Vehicle Lease Trust 2018-1, and (ii) Month 20, in the case of BMW Vehicle Lease Trust 2019-1: